Exhibit 99.1

KINGSWAY HAS REPURCHASED $74.6 MILLION OF ITS TRUST PREFERRED DEBT AND $21 MILLION OF DEFERRED INTEREST – REMAINING $0.9 MILLION OF PRINCIPAL EXPECTED TO BE REPURCHASED IN COMING DAYS

Once all repurchases are completed, pro forma subordinated debt as of December 31, 2022 would be $11.4 million and pro forma deferred interest payable would be zero

CHICAGO (March 20, 2023) - (NYSE: KFS) – Kingsway Financial Services Inc. ("Kingsway" or the "Company") today announced it has repurchased nearly all of its trust preferred debt that it has under option, retiring $74.6 million of principal and $21 million of deferred interest, effectively paying 60.8 cents on the dollar for greater than a 20% IRR. The remaining $0.9 million of principal and $0.2 million of deferred interest is expected to be completed in the coming days.

Once all repurchases are completed, total pro forma outstanding debt as of December 31, 2022 would be $45.7 million, which includes bank loans of $34.3 million and subordinated debt of $11.4 million.

“In just a few quarters we’ve gone from just under $300 million of total debt, down to approximately $45.7 million,” said John T. Fitzgerald, President and Chief Executive Officer of Kingsway Financial Services. “Importantly, we have accomplished this while selling only one cash-flow producing operating company. In fact, operating income increased to $13.4 million in 2022 compared to $4.2 million in 2018, while pro forma adjusted EBITDA from our operating subsidiaries has increased by a 36% CAGR over the same period, going from $3.9 million to $13.5 million in 2022.”

Reconciliations of GAAP to non-GAAP metrics are presented in the attached schedules.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty and business services industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol "KFS."

The Company serves the extended warranty industry through its operating subsidiaries IWS ( iwsgroup.com ), Penn Warranty ( pennwarranty.com ), Preferred Warranties ( preferredwarranties.com ) and Trinity Warranty Solutions ( trinitywarranty.com ).

The Company serves the business services industry through its operating subsidiaries CSuite ( csuitefinancialpartners.com ), Ravix ( ravixgroup.com ) and Secure Nursing Service ( securenursing.com ).

Non U.S. GAAP Financial Measure

The Company believes that non-GAAP adjusted EBITDA, when presented in conjunction with comparable GAAP measures, provides useful information about the Company's operating results and enhances the overall ability to assess the Company's financial performance. The Company uses non-GAAP adjusted EBITDA, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA allow investors to make a more meaningful comparison between the Company's core business operating results over different periods of time. The Company believes that non-GAAP adjusted EBITDA, when viewed with the Company's results under GAAP and the accompanying reconciliations, provides useful information about the Company's business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by the factors listed in the attached schedules, the Company believes that non-GAAP adjusted EBITDA can provide useful additional basis for comparing the current performance of the underlying operations being evaluated. Investors should consider this non-GAAP measure in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. Investors are encouraged to review the Company's financial results prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors.

Forward-Looking Statements

This press release and/or Shareholder Letter may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects," "believes," "anticipates," "intends," "estimates," "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled "Risk Factors" in the Company's 2022 Annual Report on Form 10-K and subsequent Form 10-Qs and Form 8-Ks filed with the Securities and Exchange Commission. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

For Further Information:
Hayden IR
James Carbonara
(646)-755-7412
james@haydenir.com

OR

Kingsway Financial Services Inc.
Kent Hansen , CFO
312-766-2163
khansen@kingsway-financial.com

Kingsway Financial Services Inc.

Reconciliation of Extended Warranty Segment Operating Income to Non-GAAP Adjusted EBITDA

and Pro Forma Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended
	12/31/2022	12/31/2018
GAAP Operating Income for Extended Warranty segment	$9,879	$4,215

Non-GAAP Adjustments:
Investment income (1)	510	466
Gain (loss) on sale of core investments (2)	(45)	13
Depreciation	292	150
Total Non-GAAP Adjustments	757	629

Non-GAAP adjusted EBITDA for Extended Warranty segment	$10,636	$4,844
PWSC operating (income) loss (3)	(888)	(827)
PWSC depreciation (3)	(44)	(79)
Pro forma Non-GAAP adjusted EBITDA for Extended Warranty segment	$9,704	$3,938

(1)	Investment income arising as part of Extended Warranty segment’s minimum holding requirements

(2)	Realized Gains (losses) resulting from investments held in trust as part of Extended Warranty segment’s minimum holding requirements

(3)	Amounts relating to the sale of PWSC (end of July 2022) in order to remove PWSC from all periods presented.

Kingsway Financial Services Inc.

Reconciliation of KSX Segment Operating Income to Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

Twelve Months Ended
12/31/2022
GAAP Operating Income for KSX segment	$3,548

Non-GAAP Adjustments:
Employee costs (1)	235
Total Non-GAAP Adjustments	235

Non-GAAP adjusted EBITDA for KSX segment	$3,783

(1)	Costs associated with employees assisting during a transition period and are not expected to be replaced once transition period has ended (approximately one year from acquisition date).